SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No. __________ )(1)


	                  IPVoice Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


 				     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


				     46264P306
--------------------------------------------------------------------------------
                                 (CUSIP Number)


	                           Reuven Zfat
                                 1750 NW 124 Way
                              Coral Springs, FL 33071

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


				01-15-2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of    Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.46264P306			13D                  Page___ of __ Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Reuven Zfat

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

PF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

USA

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    660,000
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          660,000
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


660,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


8.5%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


43IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.46264P306              13D         Page___ of __Pages
______________________________________________________________________________
Item 1.  Security and Issuer.

Common Stock; IPVoice Communications, Inc.,
14860 Monfort Drive, Suite 210
Dallas, TX  75254
______________________________________________________________________________
Item 2.  Identity and Background.

     (a) Reuven Zfat

     (b) 1750 NW 124 Way, Coral Springs, FL 33071

     (c) Business Owner, 880 W sunrise Blvd., Ft. Lauderdale, FL 33311

     (d) None

     (e) None

     (f) USA

_______________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

PF, $88,000

_______________________________________________________________________________
Item 4.  Purpose of Transaction.

     (a) N/A

     (b) N/A

     (c) N/A

     (d) N/A

     (e) N/A

     (f) N/A

     (g) N/A

     (h) N/A

     (i) N/A

     (j) N/A

_______________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

     (a) 660,000 , 8.5%

     (b) 660,000

     (c) N/A

     (d) N/A

     (e) N/A

_______________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

NA
_______________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

NA
_______________________________________________________________________________

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      02-10-2003
                                        ---------------------------------------
                                                         (Date)


                                                     /s/ Reuven Zfat
                                        ---------------------------------------
                                                       (Signature)


                                                       Reuven Zfat
                                        ---------------------------------------
                                                       (Name/Title)


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).